Exhibit 99-A

Cautionary Statements for Purposes of the “Safe Harbor”

Provisions of the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for “forward-looking statements” to encourage companies to provide prospective information, so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the forward-looking statement(s). Tech Data Corporation (the “Company” or “Tech Data”) desires to take advantage of the safe harbor provisions of the Act.

Except for historical information, the Company’s quarterly report on Form 10-Q for the quarter ended July 31, 2003 to which this exhibit is appended, other quarterly reports on Form 10-Q, the Company’s Annual Reports on Form 10-K, the Company’s current reports on Form 8-K, periodic press releases, as well as other public documents and statements, may contain forward-looking statements within the meaning of the Act.

In addition, representatives of the Company, from time to time, participate in speeches and calls with market analysts, conferences with investors and potential investors in the Company’s securities, and other meetings and conferences. Some of the information presented in such speeches, calls, meetings and conferences may be forward-looking within the meaning of the Act. The Company’s policies are in compliance with Regulation FD.

It is not reasonably possible to itemize all of the many factors and specific events that could affect the Company and/or the information technology logistics industry as a whole. Specific risk factors may also be communicated at the time forward-looking statements are made. The following additional factors could affect the Company’s actual results and cause such results to differ materially from those projected, forecasted, estimated, budgeted or otherwise expressed in forward-looking statements made by or on behalf of the Company.

Competition

The Company operates in a highly competitive environment, both in the United States and internationally. The computer wholesale logistics industry is characterized by intense competition, based primarily on product availability, credit availability, price, speed of delivery, ability to tailor specific solutions to customer needs, quality and depth of product lines and pre-sale and post-sale training, service and support. Weakness in demand in the market intensifies the competitive environment in which the Company operates. The Company competes with a variety of regional, national and international wholesale distributors, some of which have greater financial resources than the Company. In addition, the Company faces competition from direct sales by vendors that may be able to offer resellers lower prices than the Company. Products purchased from Hewlett-Packard Company (“HP”), represent in excess of 30% of sales by the Company. HP has elected to sell certain product lines direct. HP’s perception of the results of its direct sale policy with certain product lines may impact its decision on other product lines that the Company also carries. The Company also faces competition from companies entering or expanding into the logistics and product fulfillment and e-commerce supply chain services market.

Narrow Profit Margins

As a result of intense price competition in the industry, the Company has narrow gross profit and operating profit margins. These narrow margins magnify the impact on operating results of variations in sales and operating costs. Future gross profit and operating margins may be adversely affected by changes in product mix, vendor pricing actions and competitive and economic pressures.

Risk of Declines in Inventory Value

The Company is subject to the risk that the value of its inventory will decline as a result of price reductions by vendors or technological obsolescence. It is the policy of most vendors of microcomputer products to protect distributors, such as the Company, that purchase directly from such vendors, from the loss in value of inventory due to technological change or the vendors’ price reductions. Some vendors, however, may be unwilling or unable to pay the Company for price protection claims or products returned to them under purchase agreements. Moreover, industry practices are sometimes not embodied in written agreements and do not protect the Company in all cases from declines in inventory value. No assurance can be given that such practices to protect distributors will continue, that unforeseen new product developments will not adversely affect the Company, or that the Company will be able to successfully manage its existing and future inventories.

Dependence on Information Systems

The Company is highly dependent upon its internal computer and telecommunication systems to operate its business. There can be no assurance that the Company’s information systems will not fail or experience disruptions, (such as due to deliberate attempts to attack the Company’s system infrastructure), that the Company will be able to attract and retain qualified personnel necessary for the operation of such systems, that the Company will be able to expand and improve its information systems, that the Company will be able to convert to new systems efficiently, that the Company will be able to integrate new programs effectively with its existing programs, or that the information systems of acquired companies will be sufficient to meet the Company’s standards or can be successfully converted into an acceptable information system on a timely and cost-effective basis. Any of such problems could have an adverse effect on the Company’s business.

The Company is currently upgrading its computer system used for operations in its European subsidiaries. The upgrade to SAP R3, and the conversion in some countries to SAP R3 from a non-SAP system will be implemented over the next several years. Certain implementation activities will require higher than typical expenses for various country operations during the upgrade installation phase. While the Company believes that its phased and careful approach to the implementation will lead to successful conversions with limited disruption to business operations, no assurance can be given that the upgrades and conversions will not cause disruption of the Company’s business.

Customer Credit Exposure

The Company sells its products to a large customer base of value-added resellers, corporate resellers, retailers and direct marketers. The Company finances a significant portion of such sales. As a result, the Company’s business could be adversely affected in the event of the deterioration of the financial condition of its customers, resulting in the customers’ inability to repay the Company. This risk increases because of the general economic downturn affecting a large number of the Company’s customers and in the event the Company’s customers do not adequately manage their business or disclose properly their financial condition.

Liquidity and Capital Resources

The Company’s business requires substantial capital to operate and to finance accounts receivable and product inventory that are not financed by trade creditors. The Company has historically relied upon cash generated from operations, bank credit lines, trade credit from its vendors, proceeds from public offerings of its Common Stock and proceeds from debt offerings to satisfy its capital needs and finance growth. The Company utilizes financing strategies such as receivables securitization, leases with tax and accounting treatment advantages, subordinated convertible debentures and revolving credit facilities. As the financial markets change and new regulations come into effect, the cost of acquiring financing and the methods of financing may change. The Company will continue to need additional financing, including debt financing. The inability to obtain such sources of capital could have an adverse effect on the Company’s business. The Company’s revolving credit facilities contain various financial covenants that may limit the Company’s ability to borrow.

Fluctuations in Interest Rates

The Company utilizes financing strategies such as receivables securitization, leases with tax and accounting treatment advantages, subordinated convertible debentures and revolving credit facilities. Many of these financing strategies involve variable rate debt, thus exposing us to risk of fluctuations in interest rates. Such fluctuations in interest rates could have an adverse effect on the Company’s business.

Acquisitions

As part of its growth strategy, the Company pursues the acquisition of companies that either complement or expand its existing business. As a result, the Company regularly evaluates potential acquisition opportunities, which may be material in size and scope. Acquisitions involve a number of risks and uncertainties, including expansion into new geographic markets and business areas, the requirement to understand local business practices, the diversion of management’s attention to the assimilation of the operations and personnel of the acquired companies, the possible requirement to upgrade the acquired companies’ management information systems to the Company’s standards, potential adverse short-term effects on the Company’s operating results and the amortization or impairment of any acquired intangible assets.

Foreign Currency Exchange Risks; Exposure to Foreign Markets

The Company conducts business in countries outside of the United States, which exposes the Company to fluctuations in foreign currency exchange rates. The Company may enter into short-term forward exchange or option contracts to hedge this risk according to its outlook on future exchange rates; nevertheless, fluctuations in foreign currency exchange rates could have an adverse effect on the Company’s business. In particular, the value of the Company’s equity investment in foreign countries may fluctuate based upon changes in foreign currency exchange rates. These fluctuations, which are carried in a cumulative translation adjustment account, may result in losses in the event a foreign subsidiary is sold or closed at a time when the foreign currency is weaker than when the Company initially invested in the country.

The Company’s international operations are subject to other risks such as the imposition of governmental controls, export license requirements, restrictions on the export of certain technology, political instability, trade restrictions, tariff changes, difficulties in staffing and managing international operations, changes in the interpretation and enforcement of laws (in particular related to items such as duty and taxation), difficulties in collecting accounts receivable, longer collection periods and the impact of local economic conditions and practices. There can be no assurance that these and other factors will not have an adverse effect on the Company’s business.

Changes in Legislation

The Company operates in compliance with applicable laws and regulations. Where new legislation is enacted with minimal advance notice, or interpretations or new applications of existing law are made, the Company may need to implement changes in its policies or structure. As an example, the Company is currently responding to the corporate and accounting reforms enacted recently by the legislature, the Securities and Exchange Commission (“SEC”), and the stock exchanges. The Company makes plans for its structure and operations based upon existing laws and anticipated future changes in the law. The Company is susceptible to unanticipated changes in legislation, especially relating to income and other taxes, import/export laws, hazardous materials legislation, etc. Such changes in legislation, both domestic and international, may have a significant adverse effect on the Company’s business.

Product Supply

The Company is dependent upon the supply of products available from its vendors. The industry is characterized by periods of severe product shortages due to vendors’ difficulty in projecting demand for certain products distributed by the Company. When such product shortages occur, the Company typically receives an allocation of product from the vendor. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill all of the Company’s customer orders on a timely basis. Failure to obtain adequate product supplies, if available to competitors, could have an adverse effect on the Company’s business.

Delivery Systems

The Company relies on arrangements with independent shipping companies, such as Federal Express and United Parcel Service, for the delivery of our products from vendors and to customers. The failure or inability of these shipping companies to deliver products, or the unavailability of their shipping services, even temporarily, could have a material adverse effect on the Company’s business. The Company may also be adversely affected by an increase in freight surcharges due to rising fuel costs and added security. There can be no assurance that Tech Data will be able to pass along the full effect of an increase in these surcharges to its customers.

Vendor Relations

The Company relies on various rebates, cash discounts, and cooperative marketing programs offered by its vendors to defray expenses associated with distributing and marketing the vendors’ products. Currently, the rebates and purchase discounts offered by vendors are influenced by sales volumes and percentage increases in sales, and are subject to changes by the vendors. Additionally, certain of the Company’s vendors subsidize floor plan financing arrangements. A reduction by the Company’s vendors in any of these programs, or a significant change in their offerings, could have an adverse effect on the Company’s business.

The Company receives a significant percentage of revenues from products it purchases from relatively few manufacturers. Each manufacturer may make rapid, significant and adverse changes in their sales terms and conditions, or may merge with or acquire other significant manufacturers. The Company’s gross margins could be materially and negatively impacted if the Company is unable to pass through the impact of these changes to the Company’s reseller customers or cannot develop systems to manage ongoing supplier pass-through programs. In addition, the Company’s standard vendor distribution agreement permits termination without cause by either party upon 30 days notice. The loss of a relationship with any of the Company’s key vendors, a change in their strategy (such as increasing direct sales), the merging of significant manufacturers, or significant changes in terms on their products may adversely affect the Company’s business.

General Economic Conditions

From time to time the markets in which the Company sells its products experience weak economic conditions that may negatively affect the Company’s sales. To the extent that general economic conditions affect the demand for products sold by the Company, such conditions could have an adverse effect on the Company’s business. As a result of recent unfavorable economic conditions in many of the Company’s markets, the Company has experienced an overall reduction in sales. In response to this reduction in sales, the Company has significantly reduced its workforce. This has resulted in increased responsibilities for management and other personnel. There can be no assurance that the strain placed upon the Company’s management and other personnel, resulting from these increased responsibilities, will not have an adverse effect on the Company’s business.

Exposure to Natural Disasters, War, and Terrorism

The Company’s headquarters facilities, some of its logistics centers as well as certain vendors and customers are located in areas prone to natural disasters such as floods, hurricanes, tornadoes, or earthquakes. The Company’s business could be adversely affected should its ability to distribute products be impacted by such an event.

The Company operates in multiple geographic markets, several of which may be susceptible to acts of war and terrorism. The Company’s business could be adversely affected should its ability to distribute products be impacted by such events. The Company has operations in the Middle East that were impacted by the situation in Iraq, and may be further impacted, should the conflict spread more broadly in the region.

The Company and many of its suppliers receive parts and product from Asia and operate in many parts of the world that may be susceptible to disease or epidemic that may result in disruption in the ability to receive or deliver products or other disruptions in operations.

Labor Strikes

The Company’s labor force is currently non-union with the exception of employees of certain European subsidiaries, which are subject to collective bargaining or similar arrangements. Additionally, the Company does business in certain foreign countries where labor disruption is more common than is experienced in the United States. Some of the freight carriers used by the Company are unionized. A labor strike by a group of the Company’s employees, one of the Company’s freight carriers, one of its vendors, a general strike by civil service employees, or a governmental shutdown could have an adverse effect on the Company’s business. Many of the products the Company sells are manufactured in countries other than the countries in which the Company’s logistics centers are located. The inability to receive products into the logistics centers because of government action or labor disputes at critical ports of entry may have a material adverse effect on the results of operations of the Company’s business.

Volatility of Common Stock

Because of the foregoing factors, as well as other variables affecting the Company’s operating results, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. In addition, the Company’s participation in a highly dynamic industry often results in significant volatility of the Common Stock price. Some of the factors that may affect the market price of the Common Stock, in addition to those discussed above, are changes in investment recommendations by securities analysts, changes in market valuations of competitors and key vendors, and fluctuations in the stock market price and volume of traded shares generally, but particularly in the technology sector.

Forecasts

The forecasts of volume, timing, and gross profits of orders are based on many factors and subjective judgments, and the Company cannot assure that the forecasts are accurate. The Company makes many management decisions on the basis of the forecasts, including the hiring and training of personnel, which represents a significant portion of our overall expenses. Thus, the failure to generate revenue and gross profits according to expectations would have a material adverse effect on the results of the operations of the Company.